Exhibit 10.6
AWARD AGREEMENT
(Under the Kaman Corporation
2013 Management Incentive Plan)
THIS AWARD AGREEMENT (this “Agreement”) is made and entered into as of the __ day of April, 20__, by and between KAMAN CORPORATION, a Connecticut corporation with its principal office in Bloomfield, Connecticut (the “Company”), and ___________________ (the “Participant”).
Recitals:
A.    The Participant currently serves as Non-Employee Director of the Company and, as such, is eligible to receive benefits under the Kaman Corporation 2013 Management Incentive Plan (the “Plan”).
B.    This Agreement sets forth the terms and conditions of an equity-based Award granted to the Participant under Section 10 of the Plan.
C.    All capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Plan.
NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:
1.Grant of Equity-Based Award.
(a)Subject to the terms and conditions of this Agreement, the Participant is hereby granted an equity-based Award (the “Award”) of ____________________ (_____) shares (the “Shares”) of the Common stock, par value $1.00 per share (“Common Stock”), of the Company pursuant to Section 10 of the Plan. The Shares shall be transferred to the Participant as additional compensation for services rendered to the Company. The Shares are not subject to any restrictions or risk of forfeiture.
(b)Promptly following the execution and delivery of this Agreement by the Participant, the Shares shall be issued in uncertificated form and recorded on the shareholder records maintained by the Transfer Agent and Registrar of the Company’s Common Stock (the “Transfer Agent”).
(c)Effective upon the date of issuance to the Participant of the Shares registered in the Participant’s name, the Participant will be a holder of record of the Shares and will have, subject to the terms and conditions of this Agreement, all rights of a shareholder with respect to such Shares including the right to vote such shares at any meeting of shareholders of the Company at which such Shares are entitled to vote and the right to receive all distributions of any kind paid with respect to such Shares.

2.Taxes. The Participant shall bear all expense of, and be solely responsible for, all federal, state local or foreign taxes due with respect to the issuance of the Shares.

3.Interpretation. This Agreement shall at all times be interpreted, administered and applied in a manner consistent with the provisions of the Plan. In the event of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control and the Plan is incorporated herein by reference.

4.Amendment; Modification; Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Committee and shall be agreed to in writing by the Participant.

5.Complete Agreement. This Agreement contains the entire Agreement of the parties relating to the subject matter of this Agreement and supersedes any prior agreements or understandings with respect thereto.

6.Agreement Binding. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participant, his or her heirs, devisees and legal representatives.

7.Legal Representative. In the event of the Participant’s death or a judicial determination of his or her incompetence, reference in this Agreement to the Participant shall be deemed to refer to his or her legal representative, heirs or devisees, as the case may be.

8.Business Day. If any event provided for in this Agreement is scheduled to take place on a day on which the Company’s corporate offices are not open for business, such event shall take place on the next succeeding day on which the Company’s corporate offices are open for business.

9.Titles. The titles to sections or paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section or paragraph.

10.Consent to Transfer of Data. By executing this Agreement, the Participant hereby consents to the transfer of the Participant’s personal data in connection with, or as necessary or appropriate for, the administration of the Award and the Plan under which it is issued.

11.Notices.
(a)Any notice to the Company pursuant to any provision of this Agreement will be deemed to have been delivered when delivered in person to the President or Secretary of the Company, when deposited in the United States mail, addressed to the President or Secretary of the Company, at the Company’s corporate offices, when delivered to the President or Secretary of the Company by electronic mail, or when delivered to such other address as the Company may from time to time designate in writing.
(b)Any notice to the Participant pursuant to any provision of this Agreement will be deemed to have been delivered when delivered to the Participant in person, when deposited in the United States mail, addressed to the Participant at the address on the shareholder records of the Company, when delivered to the Participant by electronic mail, or when delivered to such other address as the Participant may from time to time designate in writing.

12.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

13.Electronic Delivery. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to the Participant may be via a Company e-mail system or by reference to a location on a Company intranet site to which the Participant has access.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

PARTICIPANT                        KAMAN CORPORATION

By:
[Name of Director]                        [Name]
[Title]